SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                SCHEDULE 13G
                               (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 1)




                          Heritage Bancshares, Inc.
______________________________________________________________________________
                              (Name of Issuer)



                  Common Stock, Par Value $0.01 Per Share
______________________________________________________________________________
                      (Title of Class of Securities)



                                 42722G 10 3
______________________________________________________________________________
                               (CUSIP Number)



                               July 31, 2002
______________________________________________________________________________
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x] Rule 13d-1(c)







                             Page 1 of 5 Pages

CUSIP NO. 42722G 10 3                                        Page 2 of 5 Pages

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)

     TLT, Ltd.
______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                               (b) [ ]
______________________________________________________________________________
3.   SEC USE ONLY

______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
______________________________________________________________________________
5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     30,000
______________________________________________________________________________
6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     -0-
______________________________________________________________________________
7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     30,000
______________________________________________________________________________
8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     -0-
______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000
______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]

______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     PN
______________________________________________________________________________

CUSIP NO. 42722G 10 3                                        Page 3 of 5 Pages


  Item 1(a) Name of Issuer:

            Heritage Bancshares, Inc.

  Item 1(b) Address of Issuer's Principal Executive Offices:

            102 West High Street
            Terrell, Texas 75160

  Item 2(a) Name of Person Filing:

            TLT, Ltd.

  Item 2(b) Address of Principal Business Office or, if None, Residence:

            TLT, Ltd.
            Twin Oak Ranch
            433 Private Road 125
            Savoy, Texas 75479

  Item 2(c) Citizenship:

            Texas

  Item 2(d) Title of Class of Securities:

            Common Stock, par value $.01 per share

  Item 2(e) CUSIP Number:

            42722G 10 3

  Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:


            (a) [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.

            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

CUSIP NO. 42722G 10 3                                        Page 4 of 5 Pages

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E).

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

  Item 4.   Ownership.

            (a)  Amount beneficially owned:

            30,000

            (b)  Percent of class: 6.3%

            (c)  Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote        30,000
                                                              --------------
                 (ii) Shared power to vote or to direct the vote           0
                                                                ------------
                 (iii)Sole power to dispose or to direct the disposition of
                      30,000
                      ------
                 (iv) Shared power to dispose or to direct the disposition of
                      0
                      ------

  Item 5.   Ownership of Five Percent or Less of a Class.

            Not applicable since the reporting person owns more than 5% of the class.

  Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

            The reporting person does not own more than 5% on behalf of another person.

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

CUSIP NO. 42722G 10 3                                        Page 5 of 5 Pages

            Not applicable.

  Item 8.   Identification and Classification of Members of the Group.

            Not applicable since the reporting person is not a member of a group.

  Item 9.   Notice of Dissolution of Group.

            Not applicable since the reporting person is not a member of a group.

  Item 10.  Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





August 16, 2002                        /s/ Thomas J. Wageman
                                       ------------------------------------
                                       Thomas J. Wageman, General Partner
                                       TLT, Ltd.